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Exhibit 5

June 10, 2004

The Board of Directors of
Merit Medical System, Inc.
1600 West Merit Parkway
South Jordan, Utah 84095

  Re:
  Merit Medical Systems, Inc.
  Registration Statement on Form S-8

Gentlemen:

  Re:
  Registration Statement on Form S-8

        We refer you to the Registration Statement on Form S-8 (the "Registration Statement") of Merit Medical Systems, Inc. (the "Company") to be filed under the Securities Act of 1933, as amended, for registration of 1,250,000 shares of Common Stock, no par value, of the Company (the "Common Stock") to be issued by the Company pursuant to the Merit Medical Systems, Inc. Amended and Restated Stock Incentive Plan (the "Plan"). When issued in accordance with the terms and conditions of the Plan and the terms and conditions of any governing option agreement or other award agreement and pursuant to the Registration Statement, the 1,250,000 shares of Common Stock available for issuance pursuant to the Plan will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

Yours truly,

/s/ Stoel Rives LLP

STOEL RIVES LLP

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  Exhibit 5